Exhibit 99

Contacts:
Rachael Scherer	Jessica Stoltenberg
Investor Relations	Public Relations
763-505-2694	763-505-3333

Kevin Lee	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2695	763-505-2633

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC REPORTS GREATER THAN 19 PERCENT GROWTH IN

SECOND QUARTER REVENUE AND NET EARNINGS

Particularly Strong Performances in Cardiac Rhythm Management and Spinal

Continue to Lead Broad-Based Growth and Momentum

                MINNEAPOLIS, November 18, 2002 — Continuing to benefit from new product sales, including implantable resynchronization devices for failing hearts, defibrillators to protect against potentially lethal heart rhythms, and various less invasive approaches for spinal surgery, Medtronic, Inc. (NYSE: MDT), today announced quarterly revenues of $1.891 billion, up 19.1 percent on a constant-currency basis over the $1.571 billion in the comparable period a year ago.  Reflecting the weaker dollar outside of the United States, foreign currency translation, when compared to prior year, had a positive effect of $23.3 million, increasing as-reported second quarter revenue growth to 20.4 percent.

                The company announced second quarter pre-charge net earnings of $416.0 million, or $0.34 per diluted share, an increase in pre-charge net earnings of 19.1 percent over the $349.2 million and 17.2 percent above the $0.29 per diluted share recorded in last year’s second quarter.  Net after-tax non-recurring charges of $114.3 million included a required in-process research and development charge incurred as a result of the acquisition of Spinal Dynamics Corporation and a litigation charge partially offset by a reversal for a final adjustment to a previously recognized settlement with a competitor on the rapid exchange delivery system.  These non-recurring charges reduced second quarter as-reported net earnings to $301.7 million, or $0.25 per diluted share, compared to as-reported net earnings of $66.7 million or $0.05 per diluted share in last year’s second quarter.

                “Medtronic again experienced strong, broad-based growth, with 20 percent or greater quarterly revenue increases in key market segments including Cardiac Rhythm Management, Neurological,

Diabetes and Spinal,” said Art Collins, chairman and chief executive officer of Medtronic.  “During the quarter, Medtronic continued to enhance its global leadership position in implantable defibrillators with the sequential increase in quarterly revenues greater than the gains of all competitors combined.  Strong growth in cardiac resynchronization therapies for heart failure was augmented by rapid acceptance of Medtronic’s innovative new INFUSE™ Bone Graft for spinal fusion surgery which eliminates the need for a second surgical procedure to harvest bone.”

                (Unless otherwise noted, quarterly revenue growth rates that follow are reported on a constant-currency basis.)

Cardiac Rhythm Management Business

                Spurred by continued robust growth in implantable defibrillator revenues and further gains in the growing heart failure market, Cardiac Rhythm Management achieved quarterly revenues of $904.8 million, a 26 percent increase over the same period one year ago.

                The business posted a 56 percent increase in worldwide implantable defibrillator revenues, with sequential quarterly revenue growth being six times the combination of its two nearest competitors and taking 85 percent of the total market’s sequential growth.  This was due to continued market preference for the Marquis™ DR and the rapid acceptance of the InSync® ICD for heart failure patients at high risk for sudden cardiac arrest.

                During the quarter, the business also posted an 8 percent increase in pacing revenues, fueled by further contributions from the Kappa® 900 pacemaker and strong demand for the InSync® device for heart failure, the market’s only low-power heart failure device.

                Taking advantage of its scale and unique ability to meet the demands of the accelerating heart failure market — combined with physician preference for its suite of technologically superior products — Medtronic’s heart failure business is now annualizing well in excess of $500 million, based upon the most recent quarterly run rate.  Medtronic’s unique high- and low-power heart failure offerings continue to expand worldwide, as evidenced by the recent introduction of the InSync Marquis™ outside of the United States, the start of clinical trials for the InSync III Marquis™ in Europe and the pending U.S. Food and Drug Administration (FDA) approval of the next-generation InSync® III, which is anticipated during the next few months.

                Medtronic Physio-Control posted a 23 percent increase during the quarter, benefiting from strong sales of the LIFEPAK® 20, the newest automated external defibrillator/monitor for use by healthcare professionals on patients experiencing sudden cardiac arrest in a hospital or clinic, and the LIFEPAK® CR Plus, a new automated external defibrillator (AED) specifically tailored for the consumer market.

Vascular Business

                As expected, the Vascular business faced another challenging quarterly growth comparison and posted revenues of $193.6 million, a 21 percent decrease when compared to the same period one year ago.

                During the quarter, worldwide regulatory approval was obtained for a novel multi-exchange coronary stent delivery system with Zipper™ technology.  Limited market release was announced earlier today, and full U.S. market release is slated to take place by the end of the calendar year.  Market release outside of the U.S. is expected during the first half of next calendar year.

                Additionally, the business continued to prepare for the start of drug-coated coronary stent clinical trials outside of the U.S. The trials, which will employ Medtronic coronary stents and Abbott Laboratories’ proprietary immunosuppression drug ABT-578 (a rapamycin analogue), are on-track to begin in the near future.

Cardiac Surgery Business

                Reflecting continued steady growth in the practice of beating heart bypass surgery and preference for tissue heart valves, Cardiac Surgery revenues grew to $133.4 million during the quarter, a 6 percent increase versus the same period one year ago.

                Driven by market acceptance of the recently introduced Octopus®4 tissue stabilization system, used to facilitate the practice of beating heart bypass surgery, Cardiac Surgery Technologies’ revenues were up approximately 24 percent.  The Octopus4 features added flexibility and a lower profile that improves the surgeon’s access to target arteries on any surface of the heart.

                Worldwide revenues for the heart valves product line were up 5 percent, marked by solid double-digit tissue heart valve growth in the United States.  Perfusion Systems’ revenues were up 2 percent for the quarter, despite the continued industry shift toward beating heart procedures.

Neurological and Diabetes Businesses

                Fueled by strong sales of therapies for movement disorders, urological disorders and diabetes, the Neurological and Diabetes businesses posted quarterly revenues of $336.4 million, a 33 percent increase over the same period one year ago.  Excluding the Diabetes business, revenues in the sector increased 20 percent.

                Neurological growth was primarily driven by strong physician interest and continued record sales of Activa® Parkinson’s Control Therapy, along with solid sales growth in both drug delivery and neurostimulation systems.  Additional milestones for the quarter included the publication of clinical results from a landmark cancer pain trial in the peer-reviewed Journal of Clinical Oncology, and the filing of a pre-market approval application supplement to the FDA for the Kinetra™ neurostimulator, a single device that can be used for bilateral brain stimulation in the treatment of Parkinson’s disease.  Continued preference for the Strata™ valve used in the treatment of hydrocephalus, along with initial sales of the Legend high-speed surgical drill system, also contributed to the quarter’s performance.

                Medtronic’s growing Gastroenterology and Urology business posted significant gains during the quarter, as it further penetrated markets and achieved additional acceptance for the InterStim® Therapy for Urinary Control and the Enterra™ Therapy for the treatment of severe gastroparesis.  Additionally, the TUNA® Precision Plus System, used in the treatment of benign prostatic hyperplasia (or “enlarged prostate”), was launched in Europe.

                Capitalizing upon the previously announced expansion of the global sales force and the continued strong acceptance of the Paradigm™ insulin infusion pump, Diabetes revenues of $118.9 million were up 68 percent for the quarter when compared to the same period a year ago. The comparable growth was approximately 20 percent after adjusting for the benefit of purchase accounting for the MiniMed acquisition in August of the prior year.  The Paradigm pump is expected to launch in Europe by the end of this fiscal year.

Spinal and ENT Businesses

                Demonstrating continued strength across almost all product segments, the Spinal and Ear, Nose and Throat (ENT) businesses reported quarterly revenues of $322.8 million, which represented a 31 percent increase when compared to revenues one year ago.

                Indicative of continued gains in the market for novel and minimally invasive therapies for the treatment of spinal disorders, Spinal revenues grew more than 35 percent. This marks the 15th consecutive quarter of greater than 20 percent growth in this sector.  Driving the quarter’s performance was the continued growth in sales of the LT-CAGE™ product and rapid adoption of INFUSE Bone Graft for spinal fusion - more than 1,400 spinal surgeons have now been trained on this breakthrough therapy which is becoming the standard of care at leading spine centers.  Strong patient demand and continued physician adoption of the CD-HORIZON® SEXTANT™ Spinal System and the METRx™ System, both used in the practice of minimally invasive spinal surgery, also contributed to strong revenue growth.  During the quarter, the Spinal Dynamics acquisition was concluded while progress continued in the U.S. clinical evaluation of the Bryan Cervical Disc System®.

                ENT revenues grew 12 percent in the quarter, reflecting continued market share gains and acceptance of the NIM-Response™ nerve monitor, XPS®3000 endoscopic sinus shaver system, and MeroGel® biomaterials.

Webcast Information

                Medtronic will host a webcast today, November 18, 2002, at 4:30 p.m. (EST) (3:30 p.m. CST), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CST on November 25, 2002.

                Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 26, 2002.  Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended			Three months ended
	October 25, 2002			October 26, 2001
	Before Non-Recurring	Non-Recurring		Before Non-Recurring	Non-Recurring
	Charges	Charges	Reported	Charges	Charges	Reported

Net sales	$1,891.0	$-	$1,891.0	$1,571.2	$-	$1,571.2

Costs and expenses:
Cost of products sold	460.7	-	460.7	405.0	-	405.0
Research and development expense	193.5	-	193.5	162.4	-	162.4
Selling, general, and administrative expense	598.6	-	598.6	479.2	-	479.2
Special charges	-	(8.0)	(8.0)	-	9.1	9.1
Purchased in-process research and development	-	114.2	114.2	-	260.3	260.3
Other (income)/expense	45.3	-	45.3	26.8	-	26.8
Interest (income)/expense	(1.3)	-	(1.3)	(15.5)	25.5	10.0
Total costs and expenses	1,296.8	106.2	1,403.0	1,057.9	294.9	1,352.8

Earnings before income taxes	594.2	(106.2)	488.0	513.3	(294.9)	218.4

Provision for income taxes	178.2	8.1	186.3	164.1	(12.4)	151.7

Net earnings (loss)	$416.0	$(114.3)	$301.7	$349.2	$(282.5)	$66.7

Earnings per share:
Basic	$0.34	$(0.09)	$0.25	$0.29	$(0.23)	$0.06
Diluted	$0.34	$(0.09)	$0.25	$0.29	$(0.23)	$0.05

Weighted average shares outstanding:
Basic	1,215.6		1,215.6	1,210.1		1,210.1
Diluted	1,223.8		1,223.8	1,222.6		1,222.6

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Six months ended			Six months ended
	October 25, 2002			October 26, 2001
	Before Non-Recurring	Non-Recurring		Before Non-Recurring	Non-Recurring
	Charges	Charges	Reported	Charges	Charges	Reported

Net sales	$3,604.9	$-	$3,604.9	$3,026.9	$-	$3,026.9

Costs and expenses:
Cost of products sold	874.9	-	874.9	783.1	-	783.1
Research and development expense	372.9	-	372.9	313.4	-	313.4
Selling, general, and administrative expense	1,134.7	-	1,134.7	924.0	-	924.0
Special charges	-	2.5	2.5	-	71.2	71.2
Purchased in-process research and development	-	114.2	114.2	-	260.3	260.3
Other (income)/expense	71.1	-	71.1	27.5	-	27.5
Interest (income)/expense	0.2	-	0.2	(36.8)	25.5	(11.3)
Total costs and expenses	2,453.8	116.7	2,570.5	2,011.2	357.0	2,368.2

Earnings before income taxes	1,151.1	(116.7)	1,034.4	1,015.7	(357.0)	658.7

Provision for income taxes	345.2	4.2	349.4	324.5	(34.0)	290.5

Net earnings	$805.9	$(120.9)	$685.0	$691.2	$(323.0)	$368.2

Earnings per share:
Basic	$0.66	$(0.10)	$0.56	$0.57	$(0.27)	$0.30
Diluted	$0.66	$(0.10)	$0.56	$0.57	$(0.26)	$0.30

Weighted average shares outstanding:
Basic	1,215.6		1,215.6	1,209.9		1,209.9
Diluted	1,224.1		1,224.1	1,222.9		1,222.9